EXHIBIT 10.1

FOOT LOCKER              STOCK OPTION AND AWARD PLAN
NONSTATUTORY STOCK OPTION AWARD AGREEMENT

Stock Option Grant

Effective               (the “Date of Grant”), pursuant to action taken by the Compensation and Management Resources Committee [or the Stock Option Plan Sub-Committee] of the Board of Directors of Foot Locker, Inc. (the “Company”), a New York corporation, the Company hereby grants to you a Nonstatutory Option (the “Option”) under the Foot Locker              Stock Option and Award Plan (the “Plan”), to purchase, in accordance with the terms of the Plan, up to, but not more than, that number of full shares of common stock of the Company (“Common Stock”) set forth below at the purchase price per share of US $(the “Exercise Price”), which is 100 percent of the Fair Market Value (as defined in the Plan) of a share of Common Stock on             .

The Option has been granted to you for a period expiring on              unless, prior to that time, the Option is exercised in full, is cancelled, or expires due to your death, retirement or other termination of employment, as provided in the Plan. Except as otherwise provided in the Plan, the Option will become exercisable in annual installments over a three-year vesting period according to the vesting schedule set forth below.

Name of Participant:

Number of Shares of Common
Stock Covered by the Option:

Date of Grant:

Exercise Price Per Share:                      $

Vesting Schedule:

The Option is subject to the terms of the Plan, the Prospectus covering the Plan dated ________, any subsequently issued Prospectus or Appendix covering the Plan, and the terms and conditions set forth above. All of these documents are incorporated herein by this reference and made a part of the Option.

Non-Competition	[Optional provision, as determined by the Compensation and Management Resources Committee or the Stock Option Plan Sub-Committee]

By accepting this Option, as provided below, you agree that during the “Non-Competition Period” you will not engage in “Competition” with the Company or any of its subsidiaries, divisions, or affiliates (the “Control Group”).

As used herein, “Competition” means:

(i)  participating, directly or indirectly, as an individual proprietor, stockholder, officer, employee, director, joint venturer, investor, lender, or in any capacity whatsoever within the United States of America or in any other country where any of your former employing members of the Control Group does business, in (A) a business in competition with the retail, catalog, or on-line sale of athletic footwear, athletic apparel and sporting goods conducted by the Control Group (the “Athletic Business”), or (B) a business that in the prior fiscal year supplied product to the Control Group for the Athletic Business having a value of $20 million or more at cost to the Control Group; provided, however, that such participation shall not include (X) the mere ownership of not more than 1 percent of the total outstanding stock of a publicly held company; (Y) the performance of services for any enterprise to the extent such services are not performed, directly or indirectly, for a business in competition with the Athletic Business or for a business which supplies product to the Control Group for the Athletic Business; or (Z) any activity engaged in with the prior written approval of the Chief Executive Officer of the Company; or

(ii)  intentionally recruiting, soliciting or inducing, any employee or employees of the Control Group to terminate their employment with, or otherwise cease their relationship with the former employing members of the Control Group where such employee or employees do in fact so terminate their employment.

As used herein, “Non-Competition” Period means (i) the period commencing              and ending on             , or any part thereof, during which you are employed by the Control Group and (ii) if your employment with the Control Group terminates for any reason during such period, the one-year period commencing on the date your employment with the Control Group terminates. Notwithstanding the foregoing, the Non-Competition Period shall not extend beyond the date your employment with the Control Group terminates if such termination of employment occurs following a “Change in Control” as defined in Attachment A hereto.

You agree that the breach by you of the provisions included herein under the heading “Non-Competition” (the “Non-Competition Provision”) would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law. You therefore agree that in the event of a breach or a threatened breach of the Non-Competition Provision, the Company shall be entitled to (i) an immediate injunction and restraining order to prevent such breach, threatened breach, or continued breach, including by any and all persons acting for or with you, without having to prove damages and (ii) any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach of the Non-Competition Provision, including, but not limited to, recovery of damages. In addition, in the event of your breach of the Non-Competition Provision, any stock options covered by this Nonstatutory Stock Option Award Agreement (“Award Agreement”) that are then unexercised (whether or not vested) shall be immediately cancelled. You and the Company further agree that the Non-Competition Provision is reasonable and that the Company would not have granted the stock option provided for in this Award Agreement but for the inclusion of the Non-Competition Provision herein. If any provision of the Non-Competition Provision is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities, or geographic area as to which it may be enforceable. The validity, construction, and performance of the Non-Competition Provision shall be governed by the laws of the State of New York without regard to its conflicts of laws principles. For purposes of the Non-Competition Provision, you and the Company consent to the jurisdiction of state and federal courts in New York County.

Acceptance of Stock Option Grant

For the Option to become a binding obligation of the Company, you must accept the terms and conditions set forth above by signing and returning one copy of this Nonstatutory Stock Option Award Agreement (“Award Agreement”) by to: Secretary, Foot Locker, Inc., 112 West 34th Street, New York, New York 10120, Attention: Sheilagh Clarke. An Award Agreement that is mailed in an envelope that is postmarked on or before will be deemed to have been delivered by this date.

If you accept the Option, please note your complete home address on the copy of the Award Agreement that you return.

[Date]	FOOT LOCKER, INC.
By: Name/Title
ACCEPTED:	HOME ADDRESS:

Signature	Street/P.O. Box

Print Name	Town/CityState/Province

Zip/Postal Code

ATTACHMENT A

Change in Control

A Change in Control shall mean any of the following: (i) (A) the making of a tender or exchange offer by any person or entity or group of associated persons or entities (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (a “Person”) (other than the Company or its Affiliates) for shares of common stock of the Company pursuant to which purchases are made of securities representing at least twenty percent (20%) of the total combined voting power of the Company’s then issued and outstanding voting securities; (B) the merger or consolidation of the Company with, or the sale or disposition of all or substantially all of the assets of the Company to, any Person other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) fifty percent (50%) or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation; or (b) a merger or capitalization effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934), of securities representing more than the amounts set forth in (C) below; (C) the acquisition of direct or indirect beneficial ownership (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934), in the aggregate, of securities of the Company representing twenty percent (20%) or more of the total combined voting power of the Company’s then issued and outstanding voting securities by any Person acting in concert as of the date of this Agreement; provided, however, that the Board may at any time and from time to time and in the sole discretion of the Board, as the case may be, increase the voting security ownership percentage threshold of this item (C) to an amount not exceeding forty percent (40%); or (D) the approval by the shareholders of the Company of any plan or proposal for the complete liquidation or dissolution of the Company or for the sale of all or substantially all of the assets of the Company; or (ii) during any period of not more than two (2) consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into agreement with the Company to effect a transaction described in clause (i)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (-2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.